Exhibit 99.1

Investor Contact	1775 Tysons Boulevard, 7th Floor
Ian Weissman	Tysons, VA 22102
+ 1 571 302 5591	www.pkhotelsandresorts.com
Park Hotels & Resorts Inc. Reports Fourth Quarter and Full-Year 2024 Results
and Announces Transformative Renovation at the Royal Palm South Beach Miami
TYSONS, VA (February 19, 2025) – Park Hotels & Resorts Inc. (“Park” or the “Company”) (NYSE: PK) today announced results for the fourth quarter and full-year ended December 31, 2024 and provided an operational update.
Selected Statistical and Financial Information
(unaudited, amounts in millions, except RevPAR, ADR, Total RevPAR and per share data)

	Three Months Ended December 31,				Year Ended December 31,
	2024	2023	Change(1)		2024	2023	Change(1)
Comparable RevPAR(2)	$179.02	$181.52	(1.4)%		$186.78	$181.57	2.9%
Comparable Occupancy	69.9%	71.4%	(1.5)	% pts	74.2%	73.0%	1.2	% pts
Comparable ADR	$255.98	$254.20	0.7%		$251.74	$248.85	1.2%

Comparable Total RevPAR	$287.21	$292.88	(1.9)%		$299.25	$290.81	2.9%

Net income	$73	$188	(61.2)%		$226	$106	113.2%
Net income attributable to stockholders	$66	$187	(64.7)%		$212	$97	118.6%

Operating income	$83	$276	(69.8)%		$391	$343	13.9%
Operating income margin	13.3%	42.0%	(2,870)	bps	15.0%	12.7%	230	bps

Comparable Hotel Adjusted EBITDA	$147	$171	(13.7)%		$682	$679	0.5%
Comparable Hotel Adjusted EBITDA margin(2)	24.6%	27.9%	(330)	bps	27.5%	28.2%	(70)	bps

Adjusted EBITDA	$138	$163	(15.3)%		$652	$659	(1.1)%
Adjusted FFO attributable to stockholders	$80	$110	(27.3)%		$430	$439	(2.1)%

Earnings per share - Diluted(1)	$0.32	$0.88	(63.6)%		$1.01	$0.44	129.5%
Adjusted FFO per share – Diluted(1)	$0.39	$0.52	(25.0)%		$2.06	$2.04	1.0%
Weighted average shares outstanding – Diluted	206	210	(4)		209	215	(6)
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(1)Amounts are calculated based on unrounded numbers.
(2)Disruption from strike and related labor activity at four of Park's hotels in Hawaii, Seattle and Boston impacted Comparable RevPAR and Comparable Hotel Adjusted EBITDA margin by (450) bps and (350) bps, respectively, for the three months ended December 31, 2024 and (130) bps and (100) bps, respectively, for the full-year ended December 31, 2024.

Thomas J. Baltimore, Jr., Chairman and Chief Executive Officer, stated, "I am extremely pleased with our fourth quarter and full-year performance, which exceeded expectations despite the impact of renovations and strike activity in the second half of the year. When adjusting for the impact of strike activity, fourth quarter Comparable RevPAR would have increased more than 3%, while full-year Comparable RevPAR would have grown by a sector-leading 4.2%. Exceptional performance at our Bonnet Creek and Key West hotels drove our 2024 results, underscoring the success of our transformative renovations at these properties. Looking ahead, we anticipate continued strength in group demand, with Comparable Group Revenue Pace for 2025 up nearly 6% year-over-year, driven by increased corporate demand, with active citywide convention calendars in many of our markets and more in-house group events in our Florida and Hawaii hotels, including the Hilton Waikoloa Village where 2025 Group Revenue Pace has surged nearly 70% compared to the same time last year.

We continue to execute on our strategic priorities, disposing of three non-core assets in 2024, including the sale of two joint venture hotels for a combined $200 million, and since 2017, we have disposed of 45 hotels for over $3 billion as we continue to make significant progress reshaping our portfolio. Additionally, we returned over $400 million of capital back to our shareholders, including repurchasing 8.0 million shares of our common stock, addressed our 2025 debt maturities and reinvested nearly $230 million back into our portfolio. Building on this momentum, we are excited to announce the $100 million transformative renovation at the Royal Palm South Beach Miami, scheduled to begin late spring, alongside the second phase of guestroom renovations and room conversions at our Hawaii and New Orleans hotels. We remain laser-focused on creating long-term shareholder value, and despite expected renovation disruption at the Royal Palm South Beach Miami of 110 basis points to 2025 Comparable RevPAR, we expect Comparable RevPAR growth to be between 0.0% and 3.0%.”
Additional Highlights
•During 2024, repurchased 8.0 million shares of common stock for a total purchase price of $116 million at an average purchase price of $14.44 per share;
•Declared a total of $1.40 of dividends to stockholders in 2024, which includes a dividend of $0.65 during the fourth quarter, comprised of a regular quarterly dividend and a top-off dividend based on 2024 operating results;
•Recognized by Newsweek as one of America's Most Responsible Companies in 2024 and 2025, the fifth time Park has been included in the annual survey, as well as one of America's Most Trustworthy Companies for 2024. Park also received the 2024 ENERGY STAR Partner of the Year Award for Energy Management for the second consecutive year, the only hotel company to once again earn this recognition for its energy management program;
•The Waldorf Astoria Orlando was ranked 9th in the world by Condé Nast Traveler in its prestigious 2024 Readers’ Choice Awards for the Best Resorts in the World, following the over $220 million transformative expansion and full-scale renovation of the Waldorf Astoria Orlando and Signia by Hilton Orlando Bonnet Creek hotels, including the opening of the Waterside Ballroom, in January 2024;
•In December 2024, the consolidated joint venture that owned the 375-room DoubleTree Hotel Spokane City Center sold the hotel for gross proceeds of $35 million, or approximately $93,000 per key. When adjusted for Park’s anticipated capital expenditures (“capex”), the sale price represents a 6.2% capitalization rate on trailing 12-month net operating income (9.2% excluding capex), or 13.0x trailing 12-month EBITDA (8.7x excluding capex). Proceeds from the sale were used to repay the $13.5 million mortgage on the property and the approximately $10 million representing Park's pro rata share of the remaining net proceeds will be used for general corporate purposes;
•In August 2024, permanently closed the 360-room Hilton Oakland Airport, which incurred an EBITDA loss of nearly $4 million for the trailing twelve months, and subsequently terminated its ground lease, returning the property to the ground lessor;
•In July 2024, the unconsolidated joint venture that owned and operated the Hilton La Jolla Torrey Pines sold the hotel for gross proceeds of approximately $165 million, and the Company's pro-rata share of the gross proceeds was approximately $41 million, which was reduced by Park's portion of debt of approximately $17 million; and
•In May 2024, issued $550 million of 7.0% senior notes due 2030 ("2030 Senior Notes") and amended the Company's existing credit agreement to include a new $200 million senior unsecured term loan facility due May 2027 ("2024 Term Loan"). Net proceeds from the 2030 Senior Notes and the 2024 Term Loan were used to repurchase or redeem all of the $650 million of 7.5% senior notes due in 2025 ("2025 Senior Notes"), and the remainder was used for general corporate purposes.

Operational Update
Results for Park's Comparable hotels in each of the Company’s key markets and by hotel type are as follows:

(unaudited)			Comparable ADR			Comparable Occupancy				Comparable RevPAR
	Hotels	Rooms	4Q24	4Q23	Change(1)	4Q24	4Q23	Change		4Q24	4Q23	Change(1)
Hawaii(2)	2	3,525	$296.45	$313.30	(5.4%)	65.6%	84.8%	(19.2	% pts)	$194.33	$265.50	(26.8%)
Orlando	3	2,325	252.89	231.79	9.1	75.6	65.2	10.4		191.20	151.18	26.5
New York	1	1,878	402.05	391.98	2.6	90.7	89.9	0.8		364.48	352.03	3.5
New Orleans	1	1,622	221.16	214.82	2.9	59.5	68.7	(9.2)		131.69	147.64	(10.8)
Boston(2)	3	1,536	243.45	240.47	1.2	80.3	79.5	0.8		195.43	191.04	2.3
Southern California	5	1,773	203.88	211.95	(3.8)	74.9	72.5	2.4		152.70	153.65	(0.6)
Key West	2	461	540.03	500.78	7.8	73.0	56.3	16.7		394.47	282.40	39.7
Chicago	3	2,467	233.51	220.54	5.9	60.1	56.5	3.6		140.25	124.42	12.7
Puerto Rico	1	652	298.30	283.61	5.2	71.4	68.3	3.1		212.90	193.72	9.9
Washington, D.C.	2	1,085	195.36	189.29	3.2	65.0	65.4	(0.4)		127.03	123.84	2.6
Denver	1	613	177.98	180.17	(1.2)	56.8	69.9	(13.1)		101.05	125.94	(19.8)
Miami	1	393	257.11	243.58	5.6	76.8	80.1	(3.3)		197.44	195.00	1.3
Seattle(2)	2	1,246	132.98	136.55	(2.6)	69.4	65.6	3.8		92.22	89.47	3.1
San Francisco	2	660	214.08	241.97	(11.5)	77.1	71.6	5.5		165.13	173.38	(4.8)
Other	8	2,475	190.59	186.44	2.2	63.5	63.4	0.1		121.04	118.24	2.4
All Markets(2)	37	22,711	$255.98	$254.20	0.7%	69.9%	71.4%	(1.5	% pts)	$179.02	$181.52	(1.4%)

			Comparable ADR			Comparable Occupancy				Comparable RevPAR
	Hotels	Rooms	4Q24	4Q23	Change(1)	4Q24	4Q23	Change		4Q24	4Q23	Change(1)
Resort(2)	12	8,313	$288.99	$288.31	0.2%	70.4%	74.4%	(4.0)	% pts	$203.56	$214.60	(5.1)%
Urban	13	8,963	268.96	263.12	2.2	69.6	70.1	(0.5)		187.20	184.40	1.5
Airport(2)	6	3,464	175.52	176.32	(0.5)	72.1	72.2	(0.1)		126.59	127.33	(0.6)
Suburban	6	1,971	199.62	196.67	1.5	65.5	63.3	2.2		130.76	124.49	5.0
All Types(2)	37	22,711	$255.98	$254.20	0.7%	69.9%	71.4%	(1.5)	% pts	$179.02	$181.52	(1.4%)
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(1)Calculated based on unrounded numbers.
(2)Beginning in late September 2024, four of Park's hotels in Hawaii, Seattle and Boston were impacted by strike and related labor activity, which was resolved during October and November 2024.
During 2024, Park continued to see improvements in group demand at its resort hotels that benefited from comprehensive renovation and expansion projects, as well as certain of its urban hotels, with Comparable group revenues increasing by over 8% year-over-year despite the impact of strike and related labor activity primarily during the fourth quarter. During the fourth quarter, excluding the impact of strike and related labor activity, Comparable RevPAR growth was over 3% year-over-year, driven by increased group business at Park's Florida hotels. Following recent transformative renovations, group revenues at the Waldorf Astoria Orlando increased nearly 56%, driving an increase in RevPAR of over 76%, compared to the fourth quarter of 2023, and group revenues at the Casa Marina Key West, Curio Collection, increased by nearly 89%, driving RevPAR growth of nearly 77% as rooms were closed until December 2023. Additionally, the Hilton New York Midtown and the Hilton Chicago benefited from increased group revenues of 16% and 7%, respectively, compared to the fourth quarter of 2023, which drove increases in RevPAR of nearly 4% and 15%, respectively.
At the end of December 2024, Comparable Group Revenue Pace and room night bookings for 2025 increased nearly 6% and 2%, respectively, as compared to what 2024 group bookings were at the end of December 2023, with 2025 average Comparable group rates projected to exceed 2024 average Comparable group rates by nearly 4% for the same time period.
Strike and Related Labor Activity Update
Beginning in late September 2024, the operations at four of Park's hotels were impacted by strike and related labor activity including: the 2,860-room Hilton Hawaiian Village Waikiki Beach Resort; the 604-room Hilton Boston Logan Airport; the 850-room DoubleTree Hotel Seattle Airport; and the 396-room Hilton Seattle Airport & Conference Center. Following negotiations between the operators and labor unions at these hotels, in November 2024, long-term labor agreements were ratified, and standard hotel operations resumed. Park experienced $32 million of Comparable Hotel Adjusted EBITDA disruption related to strike and related labor activity during the full-year ended December 31, 2024, with minimal impact expected on 2025 performance.

The impact of strike and related labor activity on quarterly and full-year 2024 Comparable RevPAR and Comparable Hotel Adjusted EBITDA margin is outlined below:

	Comparable RevPAR			Comparable Hotel Adjusted EBITDA Margin
	Unadjusted	Adjusted	Impact	Unadjusted	Adjusted	Impact
Q1 2024	$178.94	$178.94	—%	27.7%	27.7%	—	bps
Q2 2024	198.26	198.26	—	30.2	30.2	—
Q3 2024	190.94	192.01	(0.6)	27.2	27.7	(50)
Q4 2024	179.02	187.14	(4.5)	24.6	28.1	(350)
Full-Year 2024	$186.78	$189.09	(1.3)%	27.5%	28.5%	(100)	bps
Balance Sheet and Liquidity
As of December 31, 2024, Park's liquidity was approximately $1.4 billion, including $950 million of available capacity under the Company's revolving credit facility ("Revolver"). In addition, Park's Net Debt was approximately $3.6 billion, which excludes the $725 million non-recourse CMBS Loan ("SF Mortgage Loan") secured by the 1,921-room Hilton San Francisco Union Square and 1,024-room Parc 55 San Francisco – a Hilton Hotel (collectively, the "Hilton San Francisco Hotels"), which were placed in receivership in October 2023.
As of December 31, 2024, the weighted average maturity of Park's consolidated debt, excluding the SF Mortgage Loan, is 3.2 years.
Park had the following debt outstanding as of December 31, 2024:

(unaudited, dollars in millions)
Debt	Collateral	Interest Rate	Maturity Date	As of December 31, 2024
Fixed Rate Debt
Mortgage loan	Hilton Denver City Center	4.90%	June 2025(1)	$53
Mortgage loan	Hyatt Regency Boston	4.25%	July 2026	125
Mortgage loan	Hilton Hawaiian Village Beach Resort	4.20%	November 2026	1,275
Mortgage loan	Hilton Santa Barbara Beachfront Resort	4.17%	December 2026	156
Mortgage loan	DoubleTree Hotel Ontario Airport	5.37%	May 2027	30
2028 Senior Notes	Unsecured	5.88%	October 2028	725
2029 Senior Notes	Unsecured	4.88%	May 2029	750
2030 Senior Notes	Unsecured	7.00%	February 2030	550
Finance lease obligations		7.04%	2025 to 2028	1
Total Fixed Rate Debt		5.11%(2)		3,665

Variable Rate Debt
Revolver(3)	Unsecured	SOFR + 1.80%(4)	December 2026	—
2024 Term Loan	Unsecured	SOFR + 1.75%(4)	May 2027	200
Total Variable Rate Debt		6.21%		200

Add: unamortized premium				—
Less: unamortized deferred financing costs and discount				(24)
Total Debt(5)(6)		5.17%(2)		$3,841
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(1)The loan matures in August 2042 but became callable by the lender in August 2022 with six months of notice. As of December 31, 2024, Park had not received notice from the lender.
(2)Calculated on a weighted average basis.
(3)As of February 19, 2025, Park has $950 million of available capacity under the Revolver.
(4)SOFR includes a credit spread adjustment of 0.1%.
(5)Excludes $157 million of Park’s share of debt of its unconsolidated joint ventures.
(6)Excludes the SF Mortgage Loan, which is included in debt associated with hotels in receivership in Park's consolidated balance sheets. In October 2023, the Hilton San Francisco Hotels were placed into court-ordered receivership, and thus, Park has no further economic interest in the operations of the hotels.

Capital Investments
In January 2024, Park completed the over $220 million project at its Bonnet Creek Orlando complex. The project included the addition of the Waterside Ballroom and Central Park Ballroom, as well as renovations to guestrooms, existing meeting space, lobbies, food and beverage outlets, the golf course, and other recreational amenities. In November 2024, Park completed phase one of guestroom renovations totaling $16 million at the Main Tower at the Hilton New Orleans Riverside, and, thus far in 2025, Park has completed the first phase of guestroom renovations and room conversions of the Rainbow Tower at the Hilton Hawaiian Village Waikiki Beach Resort and of the Palace Tower at the Hilton Waikoloa Village, totaling nearly $76 million. During 2024, Park spent nearly $230 million on capital improvements at its hotels, with nearly $65 million spent during the fourth quarter.
During 2025, Park expects to spend approximately $310 million to $330 million in capital expenditures, including the $100 million transformative renovation at the Royal Palm South Beach Miami, a Tribute Portfolio Resort, as well as continuing the second phase of guestroom renovations and room conversions at its Hawaii and New Orleans hotels.
The transformative renovation at the Royal Palm South Beach Miami, a Tribute Portfolio Resort, will include a full renovation of all 393 guestrooms at the oceanfront hotel, along with the addition of 11 new guestrooms. The project is expected to generate a 15% to 20% return on investment. Hotel operations are currently expected to be suspended in mid-May 2025, with reopening planned for May 2026, resulting in an anticipated $17 million of disruption to Hotel Adjusted EBITDA for 2025.
Recent and upcoming renovations and return on investment projects ("ROI") include:

(dollars in millions)
Projects & Scope of Work	Start Date(1)	Completion Date(1)	Budget	Total Incurred as of December 31, 2024
Royal Palm South Beach Miami, a Tribute Portfolio Resort
Full property renovation, including the renovation of 393 guestrooms and the addition of 11 guestrooms to increase the room count to 404	Q2 2025	Q2 2026	$103	$5
Hilton Hawaiian Village Waikiki Beach Resort
Phase 1: Renovation of 392 guestrooms and the addition of 12 guestrooms through the conversion of suites to increase room count at the Rainbow Tower to 808	Started in Q3 2024	Completed in February 2025	44	32
Phase 2: Renovation of 404 guestrooms and the addition of 14 guestrooms through the conversion of suites to increase room count at the Rainbow Tower to 822	Q3 2025	Q1 2026	42	4
Hilton Waikoloa Village
Phase 1: Renovation of 197 guestrooms and the addition of 6 guestrooms through the conversion of suites to increase room count at the Palace Tower to 406	Started in Q3 2024	Completed in January 2025	32	27
Phase 2: Renovation of 203 guestrooms and the addition of 8 guestrooms through the conversion of suites to increase room count at the Palace Tower to 414	Q3 2025	Q1 2026	33	2
Hilton New Orleans Riverside
Phase 1: Renovation of 250 guestrooms at the 1,167-room Main Tower	Started in Q3 2024	Completed in November 2024	16	15
Phase 2: Renovation of 428 guestrooms at the 1,167-room Main Tower	Q2 2025	Q4 2025	31	—
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(1)Start dates and completion dates are estimates unless noted.

Dividends
Park declared a fourth quarter 2024 cash dividend of $0.65 per share to stockholders of record as of December 31, 2024, which included Park’s regular quarterly dividend of $0.25 coupled with a $0.40 top off dividend based on 2024 operating results. The fourth quarter 2024 cash dividend was paid on January 15, 2025. The fourth quarter dividend, together with the regular cash dividends declared for the first three quarters of 2024, represent an annual yield of 10% based on the closing stock price as of December 31, 2024.
On February 14, 2025, Park declared a first quarter 2025 cash dividend of $0.25 per share to be paid on April 15, 2025 to stockholders of record as of March 31, 2025.

Full-Year 2025 Outlook
Park expects full-year 2025 operating results to be as follows:

(unaudited, dollars in millions, except per share amounts and RevPAR)

	Full-Year 2025 Outlook as of February 19, 2025
Metric	Low		High

Comparable RevPAR	$187		$192
Comparable RevPAR change vs. 2024	0.0%		3.0%
Comparable RevPAR, excluding the Royal Palm South Beach Miami	$188		$194
Comparable RevPAR change vs. 2024, excluding the Royal Palm South Beach Miami	1.0%		4.0%

Net income	$87		$147
Net income attributable to stockholders	$79		$139
Earnings per share – Diluted(1)	$0.39		$0.69
Operating income	$338		$398
Operating income margin	13.0%		14.9%

Adjusted EBITDA	$610		$670
Comparable Hotel Adjusted EBITDA margin(1)	26.1%		27.7%
Comparable Hotel Adjusted EBITDA margin change vs. 2024(1)	(140)	bps	20	bps
Adjusted FFO per share – Diluted(1)	$1.90		$2.20
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(1)Amounts are calculated based on unrounded numbers.
Park's outlook is based in part on the following assumptions:
•Except where noted, includes the impact of renovations at the Royal Palm South Beach Miami, a Tribute Portfolio Resort, of approximately $17 million of Hotel Adjusted EBITDA and 40 bps of Comparable Hotel Adjusted EBITDA margin;
•Adjusted FFO excludes $35 million of default interest and late payment administrative fees associated with default of the SF Mortgage Loan through July 15, 2025 (when foreclosure is expected), which began in June 2023 and is required to be recognized in interest expense until legal title to the Hilton San Francisco Hotels are transferred;
•Fully diluted weighted average shares for the full-year 2025 of 202 million; and
•Park's portfolio as of February 19, 2025 and does not take into account potential future acquisitions, dispositions or any financing transactions, which could result in a material change to Park’s outlook.
Park's full-year 2025 outlook is based on a number of factors, many of which are outside the Company's control, including uncertainty surrounding macro-economic factors, such as inflation, changes in interest rates and the possibility of an economic recession or slowdown, as well as the assumptions set forth above, all of which are subject to change.
Supplemental Disclosures
In conjunction with this release, Park has furnished a financial supplement with additional disclosures on its website. Visit www.pkhotelsandresorts.com for more information. Park has no obligation to update any of the information provided to conform to actual results or changes in Park’s portfolio, capital structure or future expectations.
Corporate Responsibility
In December 2024, Park published its 2024 Annual Corporate Responsibility Report ("CR Report"), which aligns with globally utilized frameworks including the Task Force on Climate-Related Financial Disclosures (“TCFD”), Sustainability Accounting Standards Board (“SASB”), United Nations Sustainable Development Goals (“UNSDGs”) and Global Reporting Initiative (“GRI”). The 2024 CR Report details Park's energy, carbon, water and waste metrics and also highlights the Company's sustainability and corporate responsibility efforts, including the efforts of Park's subcommittees - the Green Park Committee and the Park Cares Committee.

Park participated in the 2024 Global Real Estate Sustainability Benchmark ("GRESB") assessment for the fifth consecutive year, demonstrating the Company's continued support of its overall corporate responsibility program and desire to make meaningful improvements toward decarbonization. Park ranked in the top 30% of all publicly listed GRESB participant companies in the Americas and registered a one-point increase over 2023. Since 2020, Park’s GRESB Real Estate Assessment score has increased nine points overall. Furthermore, Park continued to achieve a GRESB Public Disclosure score of “A” in 2024.
Additionally, Park was recognized by Newsweek as one of America's Most Responsible Companies in 2024 and 2025, the fifth time Park has been included in the annual survey, as well as one of America's Most Trustworthy Companies for 2024. The Company was named an ENERGY STAR® Partner of the Year in 2024 for Energy Management for its outstanding contributions in the transition to a clean energy economy for the second consecutive year. Furthermore, eight of Park's properties earned the ENERGY STAR® Certification for Superior Energy Performance during 2024, including its largest hotel, the Hilton Hawaiian Village Waikiki Beach Resort.
Conference Call
Park will host a conference call for investors and other interested parties to discuss fourth quarter and full-year 2024 results on February 20, 2025 beginning at 11 a.m. Eastern Time. Participants may listen to the live webcast by logging onto the Investors section of the website at www.pkhotelsandresorts.com. Alternatively, participants may listen to the live call by dialing (877) 451-6152 in the United States or (201) 389-0879 internationally and requesting Park Hotels & Resorts’ Fourth Quarter and Full-Year 2024 Earnings Conference Call. Participants are encouraged to dial into the call or link to the webcast at least ten minutes prior to the scheduled start time.
A replay of the webcast will be available within 24 hours after the live event on the Investors section of Park’s website.
Annual Stockholders Meeting
Park will host its 2025 Annual Stockholders Meeting on April 25, 2025 at 8:00 am ET at 1775 Tysons Boulevard, Tysons, Virginia. Park's Board has established the close of business on March 3, 2025 as the record date for determining those stockholders that are entitled to vote at the 2025 Annual Stockholders Meeting.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements related to the effects of Park's decision to cease payments on its $725 million SF Mortgage Loan secured by the Hilton San Francisco Hotels and the lender's exercise of its remedies, including placing such hotels into receivership, the impact of strike and related labor activity on Park (and its third-party managers' ability to rebook group events that have been cancelled as a result of such activity) or any future strike or related labor activity, as well as Park’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, including anticipated repayment of certain of Park's indebtedness, the completion of capital allocation priorities, the expected repurchase of Park's stock, the impact from macroeconomic factors (including elevated inflation and interest rates, potential economic slowdown or a recession and geopolitical conflicts), the effects of competition and the effects of future legislation, executive action or regulations, tariffs, the expected completion of anticipated dispositions, the declaration, payment and any change in amounts of future dividends and other non-historical statements. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “hopes” or the negative version of these words or other comparable words. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Park’s control and which could materially affect its results of operations, financial condition, cash flows, performance or future achievements or events.
All such forward-looking statements are based on current expectations of management and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and Park urges investors to carefully review the disclosures Park makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Park’s Annual Report on Form 10-K for the year ended December 31, 2023, as such factors may be updated from time to time in Park’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Park undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
Park presents certain non-GAAP financial measures in this press release, including Nareit FFO attributable to stockholders, Adjusted FFO attributable to stockholders, FFO per share, Adjusted FFO per share, EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA, Hotel Adjusted EBITDA margin and Net Debt. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss) as a measure of its operating performance. Please see the schedules included in this press release including the “Definitions” section for additional information and reconciliations of such non-GAAP financial measures.
About Park
Park is one of the largest publicly-traded lodging real estate investment trusts ("REIT") with a diverse portfolio of iconic and market-leading hotels and resorts with significant underlying real estate value. Park's portfolio currently consists of 40 premium-branded hotels and resorts with approximately 25,000 rooms primarily located in prime city center and resort locations. Visit www.pkhotelsandresorts.com for more information.

PARK HOTELS & RESORTS INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share data)

	December 31,
	2024	2023
ASSETS
Property and equipment, net	$7,398	$7,459
Contract asset	820	760
Intangibles, net	41	42
Cash and cash equivalents	402	717
Restricted cash	38	33
Accounts receivable, net of allowance for doubtful accounts of $4 and $3	131	112
Prepaid expenses	69	59
Other assets	71	40
Operating lease right-of-use assets	191	197
TOTAL ASSETS (variable interest entities – $223 and $236)	$9,161	$9,419
LIABILITIES AND EQUITY
Liabilities
Debt	$3,841	$3,765
Debt associated with hotels in receivership	725	725
Accrued interest associated with hotels in receivership	95	35
Accounts payable and accrued expenses	226	210
Dividends payable	138	362
Due to hotel managers	138	131
Other liabilities	179	200
Operating lease liabilities	225	223
Total liabilities (variable interest entities – $201 and $218)	5,567	5,651
Stockholders' Equity
Common stock, par value $0.01 per share, 6,000,000,000 shares authorized, 203,407,320 shares issued and 202,553,194 shares outstanding as of December 31, 2024 and 210,676,264 shares issued and 209,987,581 shares outstanding as of December 31, 2023	2	2
Additional paid-in capital	4,063	4,156
Accumulated deficit	(420)	(344)
Total stockholders' equity	3,645	3,814
Noncontrolling interests	(51)	(46)
Total equity	3,594	3,768
TOTAL LIABILITIES AND EQUITY	$9,161	$9,419

PARK HOTELS & RESORTS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues
Rooms	$376	$397	$1,569	$1,653
Food and beverage	167	178	688	696
Ancillary hotel	60	61	256	264
Other	22	21	86	85
Total revenues	625	657	2,599	2,698

Operating expenses
Rooms	105	106	419	449
Food and beverage	118	124	474	501
Other departmental and support	151	151	605	635
Other property	57	59	231	241
Management fees	32	31	125	126
Casualty and impairment loss	1	—	14	204
Depreciation and amortization	65	94	257	287
Corporate general and administrative	17	15	69	65
Other	20	22	82	83
Total expenses	566	602	2,276	2,591

Gain on sale of assets, net	8	—	8	15
Gain on derecognition of assets	16	221	60	221

Operating income	83	276	391	343

Interest income	5	9	21	38
Interest expense	(53)	(52)	(214)	(207)
Interest expense associated with hotels in receivership	(16)	(14)	(60)	(45)
Equity in earnings from investments in affiliates	2	2	31	11
Other (loss) gain, net	—	—	(4)	4

Income before income taxes	21	221	165	144
Income tax benefit (expense)	52	(33)	61	(38)
Net income	73	188	226	106
Net income attributable to noncontrolling interests	(7)	(1)	(14)	(9)
Net income attributable to stockholders	$66	$187	$212	$97

Earnings per share:
Earnings per share - Basic	$0.32	$0.89	$1.02	$0.44
Earnings per share - Diluted	$0.32	$0.88	$1.01	$0.44

Weighted average shares outstanding – Basic	204	209	207	214
Weighted average shares outstanding – Diluted	206	210	209	215

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
EBITDA AND ADJUSTED EBITDA

(unaudited, in millions)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$73	$188	$226	$106
Depreciation and amortization expense	65	94	257	287
Interest income	(5)	(9)	(21)	(38)
Interest expense	53	52	214	207
Interest expense associated with hotels in receivership(1)	16	14	60	45
Income tax (benefit) expense	(52)	33	(61)	38
Interest income and expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	1	1	10	8
EBITDA	151	373	685	653
Gain on sales of assets, net	(8)	—	(8)	(15)
Gain on derecognition of assets(1)	(16)	(221)	(60)	(221)
Gain on sale of investments in affiliates(2)	—	—	(19)	(3)
Share-based compensation expense	5	4	19	18
Casualty and impairment loss	1	—	14	204
Other items	5	7	21	23
Adjusted EBITDA	$138	$163	$652	$659
______________________________________________
(1)For the three months and year ended December 31, 2024, represents accrued interest expense associated with the default of the SF Mortgage Loan, which was offset by a gain on derecognition for the corresponding increase of the contract asset on the consolidated balance sheets, as Park expects to be released from this obligation upon final resolution with the lender. For the three months and year ended December 31, 2023, represents accrued interest expense associated with the default of the SF Mortgage Loan and the gain from derecognizing the Hilton San Francisco Hotels from its consolidated balance sheet in October 2023, when the receiver took control of the hotels.
(2)For the year ended December 31, 2024, includes a gain of $19 million on the sale of the Hilton La Jolla Torrey Pines included in equity in earnings from investments in affiliates. For the year ended December 31, 2023, the $3 million gain on sale of investments in affiliates is included in other (loss) gain, net.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
COMPARABLE HOTEL ADJUSTED EBITDA AND
COMPARABLE HOTEL ADJUSTED EBITDA MARGIN

(unaudited, dollars in millions)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Adjusted EBITDA	$138	$163	$652	$659
Less: Adjusted EBITDA from investments in affiliates	(4)	(5)	(23)	(24)
Add: All other(1)	13	11	54	51
Hotel Adjusted EBITDA	147	169	683	686
Less: Adjusted EBITDA from hotels disposed of	—	—	(1)	(4)
Less: Adjusted EBITDA from the Hilton San Francisco Hotels	—	2	—	(3)
Comparable Hotel Adjusted EBITDA	$147	$171	$682	$679

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Total Revenues	$625	$657	$2,599	$2,698
Less: Other revenue	(22)	(21)	(86)	(85)
Less: Revenues from hotels disposed of	(3)	(8)	(28)	(42)
Less: Revenues from the Hilton San Francisco Hotels	—	(17)	—	(162)
Comparable Hotel Revenues	$600	$611	$2,485	$2,409

	Three Months Ended December 31,				Year Ended December 31,
	2024	2023	Change(2)		2024	2023	Change(2)
Total Revenues	$625	$657	(4.9)%		$2,599	$2,698	(3.7)%
Operating income	$83	$276	(69.8)%		$391	$343	13.9%
Operating income margin(2)	13.3%	42.0%	(2,870)	bps	15.0%	12.7%	230	bps

Comparable Hotel Revenues	$600	$611	(1.9)%		$2,485	$2,409	3.2%
Comparable Hotel Adjusted EBITDA	$147	$171	(13.7)%		$682	$679	0.5%
Comparable Hotel Adjusted EBITDA margin(2)	24.6%	27.9%	(330)	bps	27.5%	28.2%	(70)	bps
______________________________________________
(1)Includes other revenues and other expenses, non-income taxes on TRS leases included in other property expenses and corporate general and administrative expenses in the condensed consolidated statements of operations.
(2)Percentages are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
NAREIT FFO AND ADJUSTED FFO
(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income attributable to stockholders	$66	$187	$212	$97
Depreciation and amortization expense	65	94	257	287
Depreciation and amortization expense attributable to noncontrolling interests	(1)	(1)	(4)	(4)
Gain on sales of assets, net	(8)	—	(8)	(15)
Gain on sale of assets, net, attributable to noncontrolling interests	5	—	5	—
Gain on derecognition of assets(1)	(16)	(221)	(60)	(221)
Gain on sale of investments in affiliates(2)	—	—	(19)	(3)
Impairment loss	—	—	12	202
Equity investment adjustments:
Equity in earnings from investments in affiliates(3)	(2)	(2)	(12)	(11)
Pro rata FFO of investments in affiliates	2	2	16	14
Nareit FFO attributable to stockholders	111	59	399	346
Casualty loss	1	—	2	2
Share-based compensation expense	5	4	19	18
Interest expense associated with hotels in receivership(1)	16	12	60	20
Release of deferred tax valuation allowance	(54)	—	(54)	—
Other items(4)	1	35	4	53
Adjusted FFO attributable to stockholders	$80	$110	$430	$439
Nareit FFO per share – Diluted(5)	$0.54	$0.28	$1.91	$1.61
Adjusted FFO per share – Diluted(5)	$0.39	$0.52	$2.06	$2.04
Weighted average shares outstanding – Diluted	206	210	209	215
______________________________________________
(1)For the three months and year ended December 31, 2024, represents accrued interest expense associated with the default of the SF Mortgage Loan, which was offset by a gain on derecognition for the corresponding increase of the contract asset on the consolidated balance sheets, as Park expects to be released from this obligation upon final resolution with the lender. For the three months and year ended December 31, 2023, reflects incremental default interest expense and late payment administrative fees associated with the default of the SF Mortgage Loan beginning in June 2023 and the gain from derecognizing the Hilton San Francisco Hotels from Park's consolidated balance sheet in October 2023, when the receiver took control of the hotels.
(2)For the years ended December 31, 2024 and 2023, the gain on sale of investments in affiliates is included in equity in earnings from investments in affiliates and other (loss) gain, net, respectively.
(3)For the year ended December 31, 2024, the gain of $19 million on the sale of the Hilton La Jolla Torrey Pines is presented within gain on sale of investments in affiliates above.
(4)For the three months and year ended December 31, 2023, includes $28 million of income tax expense primarily associated with the effective exit from the Hilton San Francisco Hotels, of which $19 million was reversed during the year ended December 31, 2024 as it is no longer expected to be incurred.
(5)Per share amounts are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
NET DEBT

(unaudited, in millions)
December 31, 2024
Debt	$3,841
Add: unamortized deferred financing costs and discount	24
Less: unamortized premium	—
Debt, excluding unamortized deferred financing cost, premiums and discounts	3,865
Add: Park's share of unconsolidated affiliates debt, excluding unamortized deferred financing costs	157
Less: cash and cash equivalents	(402)
Less: restricted cash	(38)
Net Debt	$3,582

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
OUTLOOK – EBITDA, ADJUSTED EBITDA, COMPARABLE HOTEL ADJUSTED EBITDA
AND COMPARABLE HOTEL ADJUSTED EBITDA MARGIN

(unaudited, in millions)	Year Ending
	December 31, 2025
	Low Case	High Case
Net income	$87	$147
Depreciation and amortization expense	263	263
Interest income	(8)	(8)
Interest expense	210	210
Interest expense associated with hotels in receivership	35	35
Income tax expense	14	14
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	8	8
EBITDA	609	669
Gain on derecognition of assets	(35)	(35)
Share-based compensation expense	19	19
Other items	17	17
Adjusted EBITDA	610	670
Less: Adjusted EBITDA from investments in affiliates	(18)	(18)
Add: All other	61	61
Comparable Hotel Adjusted EBITDA	$653	$713

	Year Ending
	December 31, 2025
	Low Case	High Case
Total Revenues	$2,598	$2,673
Less: Other revenue	(93)	(93)
Comparable Hotel Revenues	$2,505	$2,580

	Year Ending
	December 31, 2025
	Low Case	High Case
Total Revenues	$2,598	$2,673
Operating income	$338	$398
Operating income margin(1)	13.0%	14.9%

Comparable Hotel Revenues	$2,505	$2,580
Comparable Hotel Adjusted EBITDA	$653	$713
Comparable Hotel Adjusted EBITDA margin(1)	26.1%	27.7%
______________________________________________
(1)Percentages are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.
NON-GAAP FINANCIAL MEASURES RECONCILIATIONS
OUTLOOK – NAREIT FFO ATTRIBUTABLE TO STOCKHOLDERS AND
ADJUSTED FFO ATTRIBUTABLE TO STOCKHOLDERS

(unaudited, in millions except per share data)	Year Ending
	December 31, 2025
	Low Case	High Case
Net income attributable to stockholders	$79	$139
Depreciation and amortization expense	263	263
Depreciation and amortization expense attributable to noncontrolling interests	(3)	(3)
Gain on derecognition of assets	(35)	(35)
Equity investment adjustments:
Equity in earnings from investments in affiliates	—	—
Pro rata FFO of equity investments	5	5
Nareit FFO attributable to stockholders	309	369
Share-based compensation expense	19	19
Interest expense associated with hotels in receivership	35	35
Other items	20	22
Adjusted FFO attributable to stockholders	$383	$445
Adjusted FFO per share – Diluted(1)	$1.90	$2.20
Weighted average diluted shares outstanding	202	202
______________________________________________
(1)Per share amounts are calculated based on unrounded numbers.

PARK HOTELS & RESORTS INC.
DEFINITIONS
Comparable
The Company presents certain data for its consolidated hotels on a Comparable basis as supplemental information for investors: Comparable Hotel Revenues, Comparable RevPAR, Comparable Occupancy, Comparable ADR, Comparable Hotel Adjusted EBITDA and Comparable Hotel Adjusted EBITDA Margin. The Company presents Comparable hotel results to help the Company and its investors evaluate the ongoing operating performance of its hotels. The Company’s Comparable metrics include results from hotels that were active and operating in Park's portfolio since January 1st of the previous year and property acquisitions as though such acquisitions occurred on the earliest period presented. Additionally, Comparable metrics exclude results from property dispositions that have occurred through February 19, 2025 and the Hilton San Francisco Hotels, which were placed into receivership at the end of October 2023.
EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin
Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”), presented herein, reflects net income (loss) excluding depreciation and amortization, interest income, interest expense, income taxes and also interest income and expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates.
Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude the following items that are not reflective of Park's ongoing operating performance or incurred in the normal course of business, and thus, excluded from management's analysis in making day-to-day operating decisions and evaluations of Park's operating performance against other companies within its industry:
•Gains or losses on sales of assets for both consolidated and unconsolidated investments;
•Costs associated with hotel acquisitions or dispositions expensed during the period;
•Severance expense;
•Share-based compensation expense;
•Impairment losses and casualty gains or losses; and
•Other items that management believes are not representative of the Company’s current or future operating performance.
Hotel Adjusted EBITDA measures hotel-level results before debt service, depreciation and corporate expenses of the Company’s consolidated hotels, which excludes hotels owned by unconsolidated affiliates, and is a key measure of the Company’s profitability. The Company presents Hotel Adjusted EBITDA to help the Company and its investors evaluate the ongoing operating performance of the Company’s consolidated hotels.
Hotel Adjusted EBITDA margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue.
EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are not recognized terms under United States (“U.S.”) GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies.
The Company believes that EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin provide useful information to investors about the Company and its financial condition and results of operations for the following reasons: (i) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are among the measures used by the Company’s management team to make day-to-day operating decisions and evaluate its operating performance between periods and between REITs by removing the effect of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results; and (ii) EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.

EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss) or other methods of analyzing the Company’s operating performance and results as reported under U.S. GAAP. Because of these limitations, EBITDA, Adjusted EBITDA and Hotel Adjusted EBITDA should not be considered as discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations. Further, the Company does not use or present EBITDA, Adjusted EBITDA, Hotel Adjusted EBITDA and Hotel Adjusted EBITDA margin as measures of liquidity or cash flows.
Nareit FFO attributable to stockholders, Adjusted FFO attributable to stockholders, Nareit FFO per share – diluted and Adjusted FFO per share – diluted
Nareit FFO attributable to stockholders and Nareit FFO per diluted share (defined as set forth below) are presented herein as non-GAAP measures of the Company’s performance. The Company calculates funds from (used in) operations (“FFO”) attributable to stockholders for a given operating period in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), as net income (loss) attributable to stockholders (calculated in accordance with U.S. GAAP), excluding depreciation and amortization, gains or losses on sales of assets, impairment, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect the Company’s pro rata share of the FFO of those entities on the same basis. As noted by Nareit in its December 2018 “Nareit Funds from Operations White Paper – 2018 Restatement,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry-wide measure of REIT operating performance. The Company believes Nareit FFO provides useful information to investors regarding its operating performance and can facilitate comparisons of operating performance between periods and between REITs. The Company’s presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently. The Company calculates Nareit FFO per diluted share as Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.
The Company also presents Adjusted FFO attributable to stockholders and Adjusted FFO per diluted share when evaluating its performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding the Company’s ongoing operating performance. Management historically has made the adjustments detailed below in evaluating its performance and in its annual budget process. Management believes that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of operating performance. The Company adjusts Nareit FFO attributable to stockholders for the following items, which may occur in any period, and refers to this measure as Adjusted FFO attributable to stockholders:
•Costs associated with hotel acquisitions or dispositions expensed during the period;
•Severance expense;
•Share-based compensation expense;
•Casualty gains or losses; and
•Other items that management believes are not representative of the Company’s current or future operating performance.
Net Debt
Net Debt, presented herein, is a non-GAAP financial measure that the Company uses to evaluate its financial leverage. Net Debt is calculated as (i) debt excluding unamortized deferred financing costs; and (ii) the Company’s share of investments in affiliate debt, excluding unamortized deferred financing costs; reduced by (a) cash and cash equivalents; and (b) restricted cash and cash equivalents. Net Debt also excludes Debt associated with hotels in receivership.
The Company believes Net Debt provides useful information about its indebtedness to investors as it is frequently used by securities analysts, investors and other interested parties to compare the indebtedness of companies. Net Debt should not be considered as a substitute to debt presented in accordance with U.S. GAAP. Net Debt may not be comparable to a similarly titled measure of other companies.

Occupancy
Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Occupancy measures the utilization of the Company’s hotels’ available capacity. Management uses Occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help management determine achievable Average Daily Rate (“ADR”) levels as demand for rooms increases or decreases.
Average Daily Rate
ADR (or rate) represents rooms revenue divided by total number of room nights sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the hotel industry, and management uses ADR to assess pricing levels that the Company is able to generate by type of customer, as changes in rates have a more pronounced effect on overall revenues and incremental profitability than changes in Occupancy, as described above.
Revenue per Available Room
Revenue per Available Room (“RevPAR”) represents rooms revenue divided by the total number of room nights available to guests for a given period. Management considers RevPAR to be a meaningful indicator of the Company’s performance as it provides a metric correlated to two primary and key factors of operations at a hotel or group of hotels: Occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods.
Total RevPAR
Total RevPAR represents rooms, food and beverage and other hotel revenues divided by the total number of room nights available to guests for a given period. Management considers Total RevPAR to be a meaningful indicator of the Company’s performance as approximately one-third of revenues are earned from food and beverage and other hotel revenues. Total RevPAR is also a useful indicator in measuring performance over comparable periods.
Group Revenue Pace
Group Revenue Pace represents bookings for future business and is calculated as group room nights multiplied by the contracted room rate expressed as a percentage of a prior period relative to a prior point in time.